Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of Community Health Systems, Inc. for the registration of approximately 18,730,881 shares of its common stock and approximately 269,819,666 contingent value rights and the Proxy Statement of Health Management Associates, Inc. included in such Registration Statement and to the incorporation by reference therein of our report dated February 27, 2013, except for Note 2, as to which the date is November 13, 2013, with respect to the consolidated financial statements and schedule of Health Management Associates, Inc., and our report dated February 27, 2013, except for the effect of the material weakness described in the fifth and sixth paragraphs of such report, as to which the date is November 13, 2013, with respect to the effectiveness of internal control over financial reporting of Health Management Associates, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

November 18, 2013